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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 333-132043) and related Prospectus of Omega Healthcare Investors, Inc. for the registration of $50,000,000 7% Senior Notes due 2014 and to the use of our reports included therein dated February 17, 2006, with respect to the consolidated financial statements and schedules of Omega Healthcare Investors, Inc., Omega Healthcare Investors, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Omega Healthcare Investors, Inc.

        /s/ Ernst & Young LLP

McLean, Virginia
March 20, 2006

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm